Schedule 10.07
Compensation of Named Executive Officers
Base Salary
The salaries of Messrs. Maurer, Roby and Bruin have historically been adjusted on July 1 of each year. Set forth below are their respective salaries for the fiscal year ending December 31, 2007.

	Base Salary from	Base Salary from
Named Executive Officer	7/01/06 to 6/30/07	7/01/07 to 6/30/08
Morris L. Maurer	$312,321	$327,937
Philip B. Roby	$276,321	$290,137
Mark E. Bruin	$210,000	$220,500
The salary for the fiscal year ending December 31, 2007 of Debra L. Ross, the Senior Vice President and Chief Financial Officer of the Company, is $165,000, and salary for the fiscal year ending December 31, 2007 of Terry K. Scott, the chief credit officer of the Company’s wholly-owned subsidiary, The National Bank of Indianapolis (“Bank”), is $126,000.
Bonus Amounts
All employees of the Company and the Bank are eligible to participate in the 2007 Incentive Plan. To be eligible to receive awards under the 2007 Incentive Plan, an individual must be employed by the Company or the Bank at December 31, 2007. Under the terms of the 2007 Incentive Plan, all participating employees will receive a specified percentage of their annual salary, depending upon the net income of the Bank. The maximum amount that an individual may receive under the 2007 Incentive Plan would be an amount equal to 18% of that individual’s annual salary. Under the terms of the 2007 Incentive Plan, all individuals will receive the same percentage of their annual salary as the bonus payment.
The 2007 Discretionary Bonus Plan is to be used to reward individuals who have provided performance critical to the success of the Company and the Bank, and to keep compensation amounts competitive with competitors of the Bank by supplementing the amounts received under the 2007 Incentive Bonus Plan. The individuals who are eligible to receive a bonus payment pursuant to this Plan and the amount of any bonus awarded under this Plan are determined by the Compensation Committee, after considering recommendations by Morris L. Maurer, the President of the Company and the Bank, and Philip B. Roby, the Executive Vice President and Chief Operating Officer of the Company and the Bank. Neither Mr. Maurer, Mr. Roby, nor Ms. Ross is eligible to participate in the 2007 Discretionary Bonus Plan. The aggregate amount of bonus payments which can be made under this plan is $83,000. Awards under the 2007 Discretionary Bonus Plan are not subject to a formula payout (unlike the 2007 Incentive Bonus Plan).

The 2007 Top Management Discretionary Bonus Plan is to be used to reward top management for their performance which is considered critical to the success of the Company and the Bank, and to keep compensation amounts competitive with competitors of the Bank by supplementing the amounts received under the 2007 Incentive Bonus Plan. The only individuals who are eligible to participate in the 2007 Top Management Discretionary Bonus Plan are Morris L. Maurer, the President and Chief Executive Officer of the Company and the Bank, Philip B. Roby, the Executive Vice President and Chief Operating Officer of the Company and the Bank, and Debra L. Ross, the Senior Vice President and Chief Financial Officer of the Company and the Bank. Awards under this Plan are made in the discretion of the Compensation Committee and are not subject to a formula payout. Although the Compensation Committee did not establish specific performance goals under the terms of this Plan, in determining awards under this Plan the Compensation Committee will consider matters such as annual growth in total assets, loans, assets under management, net income and earnings per share; employee turnover; client retention; accomplishments in marketing; asset liability management; operations; technology; facilities; credit quality; human resources; organization; comments from the independent auditors; the nature of the audit opinion; and, results of regulatory examinations. The aggregate amount which may be awarded under this Plan for each of these named executive officers, and the percentage of such pay to their respective base salary, is set forth below.

Named Executive Officer	Percentage of Base Salary	Dollar Amount
Morris L. Maurer	20%	$64,025
Philip B. Roby	15%	$42,484
Debra L. Ross	15%	$24,750
Stock Plans
2005 Plan. On April 21, 2005, the board of directors of the Company approved The National Bank of Indianapolis Corporation 2005 Equity Incentive Plan (the “2005 Plan”), which was approved by shareholders on June 16, 2005 at the Annual Meeting of Shareholders of the Company. All employees of the Company or its subsidiaries are eligible to become participants in the 2005 Plan. The Compensation Committee will administer the 2005 Plan and will determine the specific employees who will be granted awards under the 2005 Plan and the type and amount of any such awards.
The 2005 Plan authorizes the issuance of up to 333,000 shares of the Company’ s common stock to participants pursuant to the award of shares of restricted stock or the grant of options. The 2005 Plan’s effective date is July 1, 2005 and it will continue in effect until terminated by the Board of Directors; provided, however, no awards of “incentive stock options” may be granted under the 2005 Plan after the ten-year anniversary of its approval by the shareholders. Any awards that are outstanding after the 2005 Plan terminates will remain subject to the terms of the 2005 Plan.

The Administrative Committee of the 2005 Plan may grant an incentive stock option or non-qualified stock option to purchase stock at a specified exercise price. The exercise price for an option cannot be less than the fair market value of the stock to which the option relates at the time the option is granted. The exercise price of an option may not be decreased after the date of grant nor may an option be surrendered to Company as consideration for the grant of a replacement option with a lower exercise price, except as approved by our shareholders or as adjusted for corporate transactions described above.
Options will be exercisable in accordance with the terms established by the Administrative Committee. The full purchase price of each share of stock purchased on the exercise of any option will be paid at the time of exercise. Except as otherwise determined by the Administrative Committee, the exercise price will be payable in cash, by promissory note (as permitted by law), in shares of stock owned by the optionee (valued at fair market value as of the day of exercise), or a combination thereof. The Committee, in its discretion, may impose such conditions, restriction, and contingencies on stock acquired pursuant to the exercise of an option as it determines to be desirable.
Terminated 1993 Plans. On April 21, 2005, the board of directors of the Company terminated the Amended and Restated 1993 Key Employees’ Stock Option Plan and the Amended and Restated 1993 Restricted Stock Plan (collectively, the “1993 Plans”) subject to the shareholders of the Company approving the 2005 Plan, which approval was received on June 16, 2005, at the Annual Meeting of Shareholders of the Company. The effective date of the termination of the 1993 Plans was June 30, 2005. The awards which are outstanding under the 1993 Plans will remain outstanding following the termination of the 1993 Plans subject to their terms, until they are expired, are forfeited or otherwise lapse or expire.
Deferred Compensation Plan
The Company also has adopted The National Bank of Indianapolis Corporation Executives’ Deferred Compensation Plan (the “Deferred Compensation Plan”), effective January 1, 2005. Mr. Maurer and Mr. Roby are the only two executives currently eligible to participate in the Plan. Under the terms of the Deferred Compensation Plan, participants may defer up to 50% of total cash compensation, and the Company will match 50% of the executive’s deferral. The Deferred Compensation Plan is unfunded and accruals and earnings on the deferrals are recorded as a liability on the Company’s financial statements. Earnings accrue interest at a rate equal to the interest rate on 10-year Treasury securities for the 12-month period ended on September 30 of the year prior to the plan year to which the earnings rate will apply, plus 150 basis points. The Company may also make additional matching contributions in any amount as may be determined by the Committee in its sole discretion. In addition, the Committee may make supplemental contributions. Matching and supplemental contributions under the plan will vest upon the first to occur of the following events: five years of service, the participant attaining age 62, the death of the participant, the total and permanent disability of the participant, or the date on which there is a change of control of the Company.

Other Compensation Plans
The Company also has adopted certain broad-based employee benefit plans for all employees. Senior executives are permitted to participate in these plans on the same terms as non-executive employees who meet applicable eligibility criteria, subject to any legal limitations on the amount that may be contributed or the benefits that may be payable under the plans. These plans include such customary employee benefit plans as medical insurance, life insurance, and a 401(k) plan.